MEDIA CONTACT: Amy Toth S&T Bancorp, Inc. Director of Corporate Communications 724.618.5689 amy.toth@stbank.com
FOR IMMEDIATE RELEASE
S&T Bancorp Welcomes Bhaskar Ramachandran to its Board of Directors
Brings extensive cybersecurity, risk management and emerging technology expertise
INDIANA, Pa. - January 24, 2024 - S&T Bancorp, Inc. (S&T) (NASDAQ: STBA), the holding company for S&T Bank, announced today that Bhaskar Ramachandran will join its board of directors. With 30 years of experience leading cybersecurity and information technology programs for Fortune 500 companies, Ramachandran adds deep expertise in digital business strategies, emerging technologies and cyber risk management to S&T’s board.
“As the financial services industry continues to digitally transform, adding someone with Bhaskar’s background and leadership acumen to S&T’s board is a great step forward for our company,” said Chris McComish, chief executive officer.
Since 2021, Ramachandran has served as global vice president and chief information officer of PPG, a Pittsburgh-based, global supplier of paints, coatings and specialty materials. Previously, he worked for Jabil Inc., an international manufacturing services company, and served as the vice president of information technology and chief information officer of Jabil’s largest division. Prior to joining Jabil, Ramachandran held various information technology leadership roles at Textron Inc.
“We are excited to welcome Bhaskar to our board of directors,” said Christine Toretti, chair of the S&T board of directors. “His leadership, background and proven technology expertise will be of significant value as S&T continues to grow.”
Ramachandran holds a Master of Business Administration from Duke University, a bachelor’s degree in chemistry from Madras University and an advanced diploma in systems management from the National Institute of Information Technology in India.
“As a new board member, I look forward to helping S&T harness new technologies to strengthen the long-standing customer and community relationships that are the foundation of its success,” said Ramachandran.
About S&T Bancorp, Inc. and S&T Bank
S&T Bancorp, Inc. is an $9.5 billion bank holding company that is headquartered in Indiana, Pennsylvania and trades on the NASDAQ Global Select Market under the symbol STBA. Its principal subsidiary, S&T Bank, was established in 1902 and operates in Pennsylvania and Ohio. S&T Bank was named by Forbes as a 2023 Best-in-State Bank. For more information visit stbancorp.com or stbank.com. Follow us on Facebook, Instagram and LinkedIn.